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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): October 31, 2005



                          FLORIDA COMMUNITY BANKS, INC.
             (Exact name of registrant as specified in its charter)




            Florida                     000-1170902               35-2164765
  (State or other jurisdiction     Commission File Number     (I.R.S. Employer
        Of incorporation)                                    Identification No.)




                1400 North 15th Street, Immokalee, Florida 34142
                    (address of principal executive offices)

                  Registrant's telephone number: (239) 657-3171




                                 Not Applicable

          (Former name or former address, if changed since last report)






ITEM 2.02.        Results of Operation and Financial Condition

On October 31, 2005, Florida Community Banks, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2005. A copy of the press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01.        Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is being furnished with this Report:

99.1     Press Release (solely furnished and not filed).


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 31, 2005

Florida Community Banks, Inc.
(Registrant)


By:      /s/ Guy Harris
         Guy Harris
         Chief Financial Officer

                                  EXHIBIT 99.1
[GRAPHIC OMITTED]

Florida Community Banks, Inc.
1400 N. 15th Street
Immokalee, FL 34142
Ph: 239-657-3171
Fax: 239-657-8482

                                  PRESS RELEASE

SUBJECT: 3rd Quarter Earnings Statement

October 31, 2005

     Stephen L. Price, President & CEO of Florida Community Banks, Inc. has announced the unaudited third quarter earnings for the Company. Florida
Community Banks, Inc. is a bank holding company headquartered in Immokalee, Florida whose primary operating entity is the 82 year-old Florida Community Bank. Mr. Price is pleased to announce that Net income was $4.9 million ($0.88 per diluted share) for the third quarter of 2005 compared to $3.0 million ($0.55 per diluted share) in the third quarter of 2004 (a 64% increase). The Company also reported that unaudited net income increased 51% for the first nine months of 2005 compared to 2004. Net income was $14.0 million ($2.48 per diluted share) for the nine months ended September 30, 2005 compared to $9.0 million ($1.65 per diluted share) during the same period in 2004.

     Earnings for the third quarter represent an annualized return on average assets of 2.61% and an annualized return on average equity of 33.11%. The Company finished the quarter with assets of $853,574,017, a 41.4% increase from September 30, 2004. Shareholders' equity at September 30, 2005 was $66,696,818. The Company's primary investment is in loans, which were $743,067,522 at September 30, 2005 compared to $512,223,250 a year earlier, an increase of 45.1%.

     As a result of the favorable earnings performance, the Company has declared a $0.25 per share cash dividend payable November 17, 2005 to stockholders of record on November 3, 2005. While this is the same amount per share as the same time last year, due to the December 2004 stock split, this represents a 20% increase in cash dividends. The Company has also announced a 1.2 for 1 stock split on December 1, 2005 to stockholders of record on November 3, 2005.

     We encourage you to visit our website at www.floridacommunitybank.net where you will find information about our products, educational material on hot topics within the banking industry, connections to community events and many other useful tools at your fingertips. Our online banking product offers personal and business banking, as well as cash management services. Florida Community Bank operates 10 Branch offices in Collier, Lee, Hendry, and Charlotte counties. The bank plans to open additional locations within the next 2 years.

         For more information contact Mr. Price at 239-657-3171.